Execution Version

BROWN ADVISORY FUNDS

 INVESTMENT SUB-ADVISORY AGREEMENT

for the

BROWN ADVISORY – BEUTEL GOODMAN LARGE-CAP VALUE FUND

This Investment Sub-Advisory Agreement is made as of February   , 2018, by and between Brown Advisory LLC (the “Adviser”) and Beutel, Goodman & Company Ltd. (the “Sub- Adviser”).

WHEREAS, pursuant to an Investment Advisory Agreement dated as of June 29, 2012 (as amended from time to time, the “Advisory Agreement”), the Adviser serves as investment adviser to Brown Advisory Funds, a Delaware statutory trust and an open-end management investment company (the “Trust”), which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933; and

WHEREAS, the Trust is comprised of several separate investment series, one of which is the Brown Advisory – Beutel Goodman Large-Cap Value Fund (the “Fund”); and

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers with the United States Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its investment advisory duties under the Advisory Agreement to one or more sub-advisers; and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser experienced in the management of a portfolio of securities to assist the Adviser in performing services for the Fund; and

WHEREAS, the Sub-Adviser represents that it has the legal power and authority to perform the services contemplated hereunder without violation of applicable law, including the Advisers Act, and desires to provide such services to the Adviser; and

WHEREAS, the Trust and the Fund are intended to be third party beneficiaries of the arrangements described herein;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide a continuous investment program for that portion of the Fund designated by the Adviser as assigned to the Sub-Adviser (the “Segment” of the Fund), subject to such written instructions and supervision as the Adviser may from time to time furnish. The Sub-Adviser hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser will provide the services under this Agreement with respect to the Segment in accordance with the Fund’s investment objective, policies and applicable restrictions as stated in the Fund’s most recent Prospectus and Statement of Additional Information and as the same may, from time to time, be supplemented or amended and in resolutions of the Trust’s Board of Trustees. The Adviser agrees to furnish to the Sub-Adviser from time to time copies of all Prospectuses and Statements of Additional Information and of all amendments of, or supplements to, such Prospectuses and Statements of Additional Information and of all resolutions of the Trust’s Board of Trustees applicable to the Sub-Adviser’s services hereunder and agrees that the Sub-Adviser shall not be responsible for complying with such documents and/or instructions unless and until such documents and/or instructions have been provided to the Sub-Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Fund or the Trust in any way.

2. Sub-Advisory Services. Subject to such written instructions and supervision as the Adviser shall from time to time furnish, the Sub-Adviser will provide an investment program for the Segment, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Segment, with full discretion to determine from time to time what securities and other investments will be purchased, retained or sold by and within the Segment. The Sub-Adviser will exercise full discretion to implement such determinations through the placement, on behalf of the Fund, of orders for the execution of portfolio transactions through such brokers or dealers as it may select. Sub-Adviser may utilize the personnel of its affiliates to assist it with providing its services under this Agreement, provided that Sub-Adviser: will remain solely responsible for the provision of services under this Agreement; will supervise the personnel of its affiliates and subject them to its Code of Ethics; and represents that it will satisfy the conditions adopted by the SEC staff with respect to utilizing personnel of affiliates. In fulfilling its responsibilities hereunder, the Sub-Adviser agrees that it will:

a.	use reasonable care and act in a manner consistent with applicable national, federal and state laws and regulations in rendering the services it agrees to provide under this Agreement;

b.
conform with all applicable rules and regulations of the SEC and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any government authority pertaining to the investment advisory activities of the Sub-Adviser and shall furnish such written reports or other documents substantiating such compliance as the Adviser reasonably may request from time to time;

c.	not make loans to any person to purchase or carry shares of beneficial interest in the Trust or make loans to the Trust;

d.
place orders pursuant to investment determinations for the Fund either directly with the issuer or with an underwriter, market maker or broker or dealer. In placing orders, the Sub-Adviser will use its commercially reasonable best efforts to seek best execution of such orders, having regard to all factors it considers relevant. Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, effect portfolio securities transactions through brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange

Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser exercises investment discretion. Subject to the review of the Trust’s Board of Trustees from time to time with respect to the extent and continuation of the policy, the Sub-Adviser is authorized to cause the Fund to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub- Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. The Trust or the Adviser may, from time to time in writing, direct the Sub- Adviser to place orders through one or more brokers or dealers and, thereafter, the Sub-Adviser will have no responsibility for ensuring best execution with respect to such orders. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal except as may be permitted by the 1940 Act or an exemption therefrom. If the Sub-Adviser determines in good faith that the transaction is in the best interest of each client, securities may be purchased on behalf of the Fund from, or sold on behalf of the Fund to, another client of the Sub-Adviser, subject to the Trust’s policies and procedures (as provided to the Sub-Adviser from time to time) and applicable laws and regulations;

e.
maintain all necessary or appropriate records with respect to the Fund’s securities transactions for the Segment in accordance with all applicable laws, rules and regulations, including but not limited to Section 31 (a) of the 1940 Act, and will furnish the Trust’s Board of Trustees and the Adviser such periodic and special reports as the Board and Adviser reasonably may request;

f.
treat confidentially and as proprietary information of the Adviser and the Trust all records and other information relative to the Adviser and the Trust and prior, present, or potential shareholders, and will not use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except that the Sub-Adviser may divulge such information to its independent auditors and attorneys that are bound by similar obligations of confidentiality, and, subject to prompt notification to the Trust and the Adviser (if permitted by law), , to regulatory authorities to the extent such disclosure is required by applicable laws, or when so requested by the Adviser and the Trust; provided, however, that nothing contained herein shall prohibit the Sub-Adviser from (1) advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund or (2) including the Adviser and Trust on its general list of disclosable clients;

g.
in conducting its fiduciary functions, Sub-Adviser will exercise independence with respect to investment decisions, in that it will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund’s account are customers of the Adviser, other sub-advisers, the Sub-Adviser or of their respective parents, subsidiaries or affiliates. If dealing with such customers of the Adviser or its other sub-advisers, the Sub-Adviser and its subsidiaries and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust except if relevant to the Fund’s investment policies and restrictions;

h.
to the extent reasonably requested by the Trust, the Sub-Adviser will use its reasonable best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act upon request including, without limitation, providing the Chief Compliance Officer of the Trust with (i) copies of the compliance policies and procedures of the Sub-Adviser, (ii) a compliance report concerning the Sub-Adviser’s compliance program in connection with the annual review thereof by the Trust required under Rule 38a-1, and (iii) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

i.
vote all proxies for securities held in the Segment in accordance with the Sub- Adviser’s Proxy Voting Policy and maintain records concerning how it has voted such proxies on behalf of the Fund, and those records shall be made available to the Trust upon request for use in connection with the preparation and filing of the Trust’s Form N-PX, provided that Sub-Adviser will provide the Chief Compliance Officer annually with a summary of any material changes to the Sub-Adviser’s Proxy Voting Policy and such reports as the Adviser or the Trust’s Board of Trustees may direct in instances where the Sub-Adviser votes counter to its proxy voting policies. The Sub- Adviser may engage a third party for purposes of providing proxy advisory and/or voting services. The Sub-Adviser is not responsible for making any class action filings on behalf of the Fund or the Trust;

j.
render, upon the reasonable request of the Adviser or the Trust’s Board of Trustees, written reports concerning the investment activities of the Sub-Adviser with respect to the Sub-Adviser’s Segment of the Fund; and

k.
not consult with any other adviser to (i) the Fund, (ii) any other series of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets except for purposes of complying with applicable law or regulation. The Adviser shall provide a list of such investment companies to Sub-Adviser to enable its compliance with this section, and shall update it as necessary over time. This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. The Adviser shall not be required to provide the Sub-Adviser with sales data for the Fund or for any other series of the Trust.

       3.              Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in performing its services under this Agreement. The Sub-Adviser shall not be liable for any expenses of the Adviser or the Trust, including without limitation: (a) their interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund and (c) custodian fees and expenses. Subject to the foregoing, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Trust’s Board of Trustees, or with the Adviser, as requested, and additions or modifications to the Sub-Adviser’s operations necessary to perform its services hereunder in compliance with this Agreement, any other procedures reasonably implemented by the Adviser or the Trust’s Board of Trustees and applicable law. The Sub-Adviser shall also be responsible for all costs associated with any information statements and/or other disclosure materials that are for the primary benefit of, or otherwise occur as a result of a significant event occurring with respect to, the Sub-Adviser such as a change in control (including, but not limited to, the legal fees associated with preparation, printing, filing and mailing thereof, as well as any shareholder meeting and/or solicitation costs, if applicable).

4. Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records, if any, which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Trust any such records upon the Adviser’s or the Trust’s request, provided that Sub-Adviser may retain copies of such records if required, and for periods required, by applicable law or internal compliance policies, and that such records shall be available for inspection by the SEC.

5.	Compensation of the Sub-Adviser.

a.	In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee, in arrears, equal to an annual rate in accordance with Schedule A hereto, paid quarterly.

b.
Such fee for each calendar quarter shall be calculated based on the average daily net assets of the Fund under management by the Sub-Adviser as of the end of each of the three months in the quarter just ended, as provided by the Adviser.

c.
If the Sub-Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net assets managed in the partial month in which the services occur and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Sub-Adviser hereunder.

6. Exclusivity. Except to the extent agreed to below by the Adviser and the Sub- Adviser, the services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub- Adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired. It is understood that the action taken by the Sub- Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Sub-Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Sub-Adviser at the same time or at the same price.

In accordance with the following schedule, the Sub-Adviser shall not provide advisory or sub- advisory services to any other U.S. 1940 Act registered investment fund using a U.S. equity investment strategy substantially similar to that provided by the Sub-Adviser to the Fund pursuant to this Agreement:

a.
if, for a consecutive sixty (60) day period beginning at the four year anniversary of the date hereof, the market value of the Segment is less than US$500,000,000, then the exclusivity agreed to by the Sub-Adviser in this Section 6 shall be of no further force or effect from that date forward. In such event, the Sub-Adviser may in its sole discretion provide sub-advisory services to any other U.S. 1940 Act registered investment fund using a U.S. equity investment strategy substantially similar to that provided by the Sub- Adviser to the Fund so long as (i) the Sub-Adviser’s ability to provide the services under this Agreement is not impaired by its provision of investment advisory services to such other fund(s) and (ii) if the size of the assets under management by the Sub-Adviser for such other fund(s) is similar to the size of the Segment, and the Sub-Adviser is compensated for such services at a rate less than the rate set forth on Schedule A, the Sub-Adviser shall inform the Adviser as promptly as practicable of such fee and, subject to the approval of the Board of Trustees of the Trust, Schedule A shall, without requirement of further action, be deemed to be amended to reflect such lower rate.

b.
Except as expressly agreed to in this Section, the Adviser understands and acknowledges that the Sub-Adviser provides similar services to others and that nothing in this Agreement requires the Sub-Adviser to devote its full time and attention to the services under this Agreement nor limits or restricts its right to engage in or devote time and attention to providing similar services to others.

7. Use of Names. Subject to the prior written confirmation of accuracy and completeness from the Sub-Adviser, which shall not be unreasonably delayed or withheld, the Adviser and the Trust are authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of sub-investment advisory services by the Sub-Adviser pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Sub-Adviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Sub-Adviser that the Sub-Adviser has provided to the Adviser for this purpose. In addition, the Adviser may distribute information regarding the provision of sub-investment advisory services by the Sub-Adviser to the Trust’s Board of Trustees without the prior written consent of the Sub-Adviser. The Sub-Adviser shall not use the name of the Trust, the Fund or the Adviser in any materials relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Sub-Adviser may use such names to merely refer in accurate terms to the appointment of the Sub-Adviser hereunder, including placing the Trust’s or the Adviser’s name on the Sub-Adviser’s list of representative clients, or which are required by the SEC or a state securities commission. Any other use of names by Sub-Adviser shall require approval in advance by the Adviser which approval shall not be unreasonably delayed or withheld.

8. Liability of the Sub-Adviser; Indemnification. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub- Adviser, or loss resulting from breach of fiduciary duty, the Sub-Adviser (and its affiliated companies and their respective officers, directors and employees) shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding the foregoing, neither the Adviser nor the Trust shall be deemed to have waived any rights it may have against the Sub-Adviser under federal or state securities laws. The Adviser and the Trust understand and agree that the Sub-Adviser does not represent and cannot guarantee performance results for the Fund.

The Sub-Adviser shall indemnify and hold harmless the Trust and the Adviser (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities, costs, expenses or damages (including reasonable attorney’s fees and other related expenses) directly arising out of or in connection with the willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under this Agreement, including breach of its fiduciary duty.

The Adviser shall indemnify and hold harmless the Sub-Adviser (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities, costs, expenses or damages (including reasonable attorney’s fees and other related expenses) directly arising out of or in connection with any claim or demand by any person that is based upon: (i) the obligations of any other sub-adviser to the Fund, (ii) any obligation of the Adviser under the Advisory Agreement that has not been delegated to the Sub-Adviser under this Agreement (iii) any obligation of the Adviser under this Agreement; or (iv) any matter for which the Sub-Adviser does not have liability in accordance with the first sentence of this Section 8. In no case shall Sub-Adviser (or any of its affiliated companies and their respective officers, directors and employees) be liable for actions taken or non-actions with respect to performance of services under this Agreement if the Sub-Adviser is instructed in writing by the Adviser or the Trust to take such action or non-action.

9. Cooperation with the Fund and the Adviser. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Fund, the Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of the Fund and the Adviser, and to provide the foregoing persons such information with respect to the Segment as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational programs, procedures and interfaces with such persons so as to promote the efficient exchange of information and compliance with applicable laws, rules and regulations, and the guidelines, policies and procedures adopted or implemented with respect to the Fund (as provided to the Sub-Adviser from time to time) and/or the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser shall have no responsibility or liability for the acts, omissions or other conduct of the Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of the Fund and the Adviser.

10. Limitation of Trust’s Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s and the Fund’s liability set forth in its Trust Instrument and under Delaware law. The Sub-Adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

The names “Brown Advisory Funds” and “Trustees of Brown Advisory Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument dated as of May 1, 2012, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Brown Advisory Funds” entered into in the name or on behalf thereof, or in the name or on behalf of any series or class of shares of the Trust, by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series or class of shares of the Trust must look solely to the assets of the Trust belonging to such series or class for the enforcement of any claims against the Trust.

11. Duration, Renewal, Termination and Amendment. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the Trustees, including a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and, unless sooner terminated as provided herein, shall continue in effect for an initial period of two (2) years.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive one year periods provided such continuance is specifically approved at least annually:
(a) by the vote of a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority (as such term is defined in the 1940 Act) of all votes attributable to the outstanding Shares of the Fund. This Agreement may be terminated as to the Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Sub-Adviser, or by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Trust’s Board of Trustees, or upon such shorter notice as may be mutually agreed upon.

This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment (as such term is defined in the 1940 Act). No assignment of this Agreement shall be made by the Sub-Adviser without the consent of the Adviser and the Board of Trustees of the Trust.

In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 4, 8 and 12 of this Agreement shall remain in effect, as well as any applicable provision of this Section 11 and Section 6, to the extent that amounts are owed to the Sub-Adviser as compensation for services rendered while the Agreement was in effect. All other provisions of the Agreement shall cease to be effective on its termination.

This Agreement may be amended in writing at any time by the Adviser and the Sub-Adviser, subject to approval by the Trust’s Board of Trustees and, if required by the 1940 Act and applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities. Notwithstanding the foregoing, the Trust shall be under no obligation to obtain shareholder approval to materially amend this Agreement unless required to obtain such approval pursuant to any orders or rules and regulations which may have been issued by the SEC.

12. Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law or as required or permitted by this Agreement.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. To the extent not preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or by messenger, electronic mail or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or email address (or at such other address or number for a party as shall be specified by like notice):

a.	if to the Sub-Adviser, to:

Beutel, Goodman & Company Ltd.
20 Eglinton Avenue West, Suite 2000
P.O. Box 2005
Toronto, Canada, M4R 1K8 Email:
Attention:

b.	if to the Adviser, to: Brown Advisory LLC
901 South Bond Street - Suite 400
Baltimore, Maryland 21231
Email: compliancelegalauditrisk@brownadvisory.com
Attention: Legal and Compliance Department

Each such notice or other communication shall be effective when delivered at the address specified in this section.

Execution Version

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BROWN ADVISORY LLC

By:

Name:

Title:

BEUTEL, GOODMAN & COMPANY LTD.

By:

Name:

Title:

By:

Name:

Title:

SCHEDULE A

To the Investment Sub-Advisory Agreement between

Brown Advisory LLC and

Beutel, Goodman & Company Ltd.

Name of Fund	Compensation
Brown Advisory – Beutel Goodman Large-Cap Value Fund	0.225% of the average daily net assets of the Fund

A-1